Exhibit 23.2

28 June 2016

Consent of Independent Registered Public Accounting Firm

Endurance International Group Holdings, Inc.

Burlington, Massachusetts

United States of America

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-191894 and No. 333-209680) of Endurance International Group Holdings, Inc. of our report dated 28 June 2016 relating to the financial statements of WZ (UK) Limited as of and for the year ended 31 December 2015 which appears in this Annual Report on Form 10-K/A of Endurance International Group Holdings, Inc. for the year ended 31 December 2015.

/s/ BDO LLP

BDO LLP

Southampton, United Kingdom

28 June 2016